Exhibit 107

Calculation of Filing Fee Table

Form F-3

(Form Type)

Silence Therapeutics plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(6)

Equity	American Depositary Shares (ADSs)	457(c)	5,714,286	$21.37(3)	$122,114,291.82	$0.00014760	$18,024.07

Total Offering Amounts					$122,114,291.82		—

Net Fee Due							$18,024.07

(1)	These shares consist of 17,142,858 ordinary shares in the form of ADSs.
(2)

Pursuant to Rule 416 under the Securities Act, the common shares being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the common shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The calculation of the proposed maximum aggregate offering price of the common shares is based on the average of the high and low price for the common shares on May 2, 2024, as reported on the Nasdaq Global Market.